Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces First Quarter Fiscal 2015 Operating Results

October 3, 2014	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the first quarter of Fiscal 2015. For the three months ended August 31, 2014, total sales increased $149,841, or 5.2%, to $3,049,288 from $2,899,447 in the three months ended August 31, 2013. Net income was $51,783, or $0.02 per fully diluted share, for the three months ended August 31, 2014 as compared to net loss of $146,559, or $(0.05) per fully diluted share, for the three months ended August 31, 2013.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia, Europe and South America. Balancer segment sales decreased $61,645, or 3.2%, to $1,840,170 for the three months ended August 31, 2014 compared to $1,901,815 for the three months ended August 31, 2013. The decrease is primarily attributed to softer sales in North America, offset in part by increased sales in Asia for the quarter.

The Measurement segment product line consists of laser-based light-scatter, distance measurement and dimensional sizing products and ultrasonic-based remote tank monitoring products. Total Measurement segment sales increased $211,486, or 21.2%, to $1,209,118 for the three months ended August 31, 2014 compared to $997,632 for the three months ended August 31, 2013, driven primarily by the delivery and acceptance of one of our CASI (Complete Angle Scatter Instrument) Scatterometer products during the quarter, offset by decreased sales of our laser-based distance measurement and dimensional sizing products.

Gross margin for the three months ended August 31, 2014 increased to 48.0% as compared to 45.9% for the three months ended August 31, 2013. The overall increase in gross margin is primarily due to the delivery and acceptance of the CASI Scatterometer product during the quarter, and is also influenced by shifts in the product sales mix involving our five product lines and the impact of increased costs associated with the products sold.

Operating expenses decreased $67,998, or 4.6%, to $1,410,468 for the three months ended August 31, 2014 as compared to $1,478,466 for the three months ended August 31, 2013. General, administrative and selling expenses decreased $13,678, or 1.0%, for the three months ended August 31, 2014 as compared to the same period in the prior year due in part to decreases in professional fees and general office and utilities costs. Research and development expenses decreased $54,320, or 42.9%, as compared to the same period in the prior year due to the completion of development projects within our existing product lines.

“Our financial results for the first quarter of Fiscal 2015 were the result of our continuing efforts to increase sales, appropriately manage expenses and the delivery of a CASI Scatterometer order,” commented James A. Fitzhenry, President and CEO of Schmitt Industries.

“We remain focused on product line strategies that will return this company to consistent profitability, including our SBS® product line for balancing and process control of machine tools, our TMS® product line for microroughness measurement of semiconductor wafers and our Xact® product line for the remote monitoring of propane and diesel tanks. We are pleased to now include in our family of SBS® products the ExactControl™ process control card, which we showcased at the IMTS 2014 show in Chicago in early September. This revolutionary process control capability will allow manufacturers to effectively and efficiently monitor the grinding process to achieve increased precision, thereby improving efficiency and reducing costs,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

Ann M. Ferguson, CFO and Treasurer
For more information contact:	(503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2014	May 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$1,730,693	$1,510,565
Accounts receivable, net	2,321,147	2,235,194
Inventories	4,809,125	4,789,822
Prepaid expenses	130,283	152,237
Income taxes receivable	2,333	1,339

	8,993,581	8,689,157

Property and equipment, net	1,159,135	1,191,591

Other assets
Intangible assets, net	909,985	943,643

TOTAL ASSETS	$11,062,701	$10,824,391

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$614,954	$512,219
Accrued commissions	223,812	204,772
Accrued payroll liabilities	125,747	127,035
Other accrued liabilities	451,364	366,848
Income taxes payable	—	210

Total current liabilities	1,415,877	1,211,084

Commitments and contingencies
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at August 31, 2014 and May 31, 2014	10,448,608	10,438,750
Accumulated other comprehensive loss	(291,461)	(263,337)
Accumulated deficit	(510,323)	(562,106)

Total stockholders’ equity	9,646,824	9,613,307

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,062,701	$10,824,391

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2014 AND 2013

(UNAUDITED)

	Three Months Ended August 31,
	2014	2013
Net sales	$3,049,288	$2,899,447
Cost of sales	1,585,721	1,568,325

Gross profit	1,463,567	1,331,122

Operating expenses:
General, administration and sales	1,338,024	1,351,702
Research and development	72,444	126,764

Total operating expenses	1,410,468	1,478,466

Operating income (loss)	53,099	(147,344)
Other income	1,061	3,453

Income (loss) before income taxes	54,160	(143,891)
Provision for income taxes	2,377	2,668

Net income (loss)	$51,783	$(146,559)

Net income (loss) per common share, basic	$0.02	$(0.05)

Weighted average number of common shares, basic	2,995,910	2,990,910

Net income (loss) per common share, diluted	$0.02	$(0.05)

Weighted average number of common shares, diluted	2,999,172	2,990,910